FUND ACCOUNTING AGREEMENT
THIS AGREEMENT is made as of April 23rd, 2013, by and between the Rydex ETF Trust (hereinafter the “Trust”) and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).
W I T N E S S E T H :
WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended;
WHEREAS, the Trust intends to initially offer shares in one or more series, each as named in the attached Exhibit A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 13 of this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”); and
WHEREAS, the Trust, on behalf of the Funds, desires to retain BNY Mellon to provide for the Funds the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.
Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.
“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B

A/75456395.2

actually received by BNY Mellon.
“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.
“Board” shall mean a Fund’s board of directors, board of trustees, general partner or manager, as applicable.
“CEA” means the Commodity Exchange Act, as amended.
“CFTC” means the U.S. Commodity Futures Trading Commission.
“Confidential Information” shall have the meaning given in Section 26 of this Agreement.
“Documents” shall mean such other documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.
“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.
“Investment Advisor” shall mean the entity identified by the Funds to BNY Mellon as the entity having investment responsibility with respect to the Funds.
“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Funds’ Offering Materials.
“NFA” means the National Futures Association.
“Offering Materials” shall mean the Funds’ currently effective prospectus and most recently filed registration statements with the SEC relating to shares of the Funds.
“Organizational Documents” shall mean certified copies of a Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, Offering Materials, all SEC exemptive orders issued to a Fund that are relevant to the subject matter hereof, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.
“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon and agreed to by the Trust as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.
“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Fund.
2.    Appointment.
Each Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.
3.    Representations and Warranties.
(a)    The Trust, on behalf of each Fund, hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

a.
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

b.
This Agreement has been duly authorized, executed and delivered in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Trust and each Fund, enforceable in accordance with its terms;

c.
It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

d.
The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor to or sponsor of a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of a Fund relating to this Agreement have been or will be fully disclosed to the Board of each Fund on a periodic basis and that, if required by applicable law, any such fees and expenses and any such benefits will be subject to the Board’s approval; and

e.
The Trust has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Offering Materials), each calculation of net asset value provided by BNY Mellon hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants.

(b)     BNY Mellon hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing, that:

a.
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

b.
This Agreement has been duly authorized, executed and delivered by BNY Mellon in accordance with all requisite corporate action and constitute valid and legally binding obligation of BNY Mellon enforceable in accordance with its terms; and

c.
BNY Mellon has obtained all regulatory licenses, approvals and consents necessary to carry on its business as currently conducted; there is no statute, regulation, rule, order or judgment binding on BNY Mellon and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on BNY Mellon or affecting its property which would prohibit the execution or performance by BNY Mellon of this Agreement.

4.    Notifications Related to BNYM Services.
(a)    The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Funds. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing.
(b)    To the extent the performance of any services described in Schedule I - Valuation and Computation Accounting Services attached hereto by BNY Mellon in accordance with the Offering Materials for each Fund would violate any laws or regulations applicable to BNY Mellon, BNY Mellon shall so notify the Trust in writing as soon as practicable, to the extent that the BNY Mellon personnel responsible for the performance of such services have knowledge, or should reasonably have knowledge, of such violation.
5.    Delivery of Documents.
Each Fund shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

6.    Duties and Obligations of BNY Mellon.
(a)    Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY Mellon shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.
(b)    In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.
(c)    Except to the extent set forth on Schedule I, BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and each Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services; provided, however, that BNY Mellon agrees to provide the services set forth on Schedule I in compliance with laws applicable to BNY Mellon and reasonable advance notice of any new or revised regulatory or other requirements that BNY Mellon believes will require to increase the scope of the services such that an agreement in writing or amendment to this Agreement is necessary. In the event that an agreement of amendment to this Agreement is necessary to comply with any new or revised regulatory or other requirements, the parties agree that they will use good faith efforts facilitate the provision of services by BNY Mellon contemplated hereunder and in Schedule I in a manner consistent with law applicable to the respective party, for a period reasonably necessary for the parties to amend this Agreement in accordance with its terms.
(d)    Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the good faith opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by each Fund when acting in good faith reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information, it being understood that BNY Mellon shall have no liability in instances where the Fund has directed BNY Mellon to utilize a third party service.
(e)    Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate (as defined in Regulation W, as amended) or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.
(f)    Each Fund shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies such Fund that same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon may, if required by a Fund’s valuation procedures and at such Fund’s cost and expense, but shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service; provided, however, that BNY Mellon will promptly notify the applicable Fund if BNY Mellon is unable to commence or maintain utilization of or subscription to any particular securities pricing or similar service required by such Fund’s valuation procedures. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund.
(g)    BNY Mellon may apply to an Authorized Person of any Fund for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for such Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misfeasance in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with such Instructions unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.
(h)    BNY Mellon may consult with counsel to the appropriate Fund (at such Fund’s expense) or its own counsel (at its own expense) and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel; provided that BNY Mellon carries out any such advice or opinion in accordance with its standard of care.
(i)    Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.
(j)    BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(k)    BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Funds’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.
(l)    BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.
(m)    BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(n)    To prevent the disruption of services in the event of any reasonably foreseeable adverse events (such as terrorism or related threats to security, loss of electric power or communications lines, equipment failure, fire, water damage or severe weather conditions), BNY Mellon shall maintain at all times, at no additional expense to the Funds, a complete business continuity, disaster recovery, business resumption and crisis management plan (“Disaster Recovery Plan”) reasonably designed to safeguard from loss or damage attributable to terrorism or related threats to security, fire, flood, theft or any other cause the records or other data of the Trust and the Funds and BNY Mellon’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder. Upon reasonable request, BNY Mellon shall provide a presentation summarizing the Disaster Recovery Plan. In the event of equipment failure, work stoppage, governmental action, terrorism or related threats to security, communication disruption or other impossibility of performance beyond BNY Mellon’s control, BNY Mellon shall, at no additional expense to the Funds, use all commercially reasonable efforts to minimize service interruptions. In no event shall BNY Mellon incur liability hereunder if BNY Mellon is prevented, forbidden or delayed from performing or omits to perform any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of: (i) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or of any foreign country, or political subdivision thereof or of any court of competent jurisdiction; or (ii) any act of God or war or other circumstances beyond the control of BNY Mellon, unless, in each case, such delay or nonperformance is caused by the failure of BNY Mellon to exercise diligence, prudence and reasonable care.
(o)     BNY Mellon shall be entitled to conclusively rely upon any Oral Instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. The Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by the Bank.
(p)    BNY Mellon agrees that, during the term of this Agreement, it shall maintain insurance coverage regarding its business in such amount and scope as it deems adequate in light of relevant circumstances and as is consistent with the amount and scope of coverage customarily maintained by fund accounting agents for registered investment companies. BNY Mellon shall, upon the Trust’s reasonable request, furnish to the Trust a copy of BNY Mellon’s customary statement of its insurance coverage.
(q)    BNY Mellon undertakes to comply with applicable requirements of the Securities Laws and any laws, rules and regulations of government authorities having jurisdiction with respect to the duties to be performed by BNY Mellon hereunder.
7.    Allocation of Expenses.
Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers, and/or members, as may be applicable.
8.    Portfolio Compliance Services.
(a)    If Schedule I contains a requirement for BNY Mellon to provide the Funds with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 8 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY Mellon and the Trust on behalf of such Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.
(b)    The Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within thirty (30) days of its receipt. The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within thirty (30) days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition promptly after discovery thereof.
(c)    While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, BNY Mellon will reperform any affected Portfolio Compliance Services to correct any error or omission and, if practicable, prepare a corrected report, at no cost to the affected Fund. BNY Mellon shall have no other liability associated with the performance of the Portfolio Compliance Services, in absence of its bad faith or fraud.
9.    Standard of Care; Indemnification.
(a)    BNY Mellon shall indemnify and hold harmless the Trust and each Fund from and against any and all Losses arising out of or attributable to actions of BNY Mellon, its employees, agents or subcontractors relating to this Agreement and determined by an arbiter of competent jurisdiction to have been caused by BNY Mellon’s (or its employee’s, agents’ or subcontractors’) (i) negligence, lack of good faith, willful misfeasance or reckless disregard of its/their duties hereunder; (ii) violation of law, regulations or requirements applicable to BNYM and relating to the provision of the services covered by this Agreement of any governmental authority having jurisdiction over BNY Mellon or (iii) the material breach of this Agreement. This indemnity shall be a continuing obligation of BNY Mellon, its successors and assigns, notwithstanding the termination of this Agreement.
(b)    The Trust and each Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all Losses, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate in connection with or relating to this Agreement without bad faith, negligence, willful misfeasance, or reckless disregard of its duties hereunder, or in reliance upon (i) such Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (ii) any Instructions reasonably believed by BNY Mellon to have been received from an Authorized Person, or (iii) any opinion of legal counsel for the Trust or a Fund, provided that BNY Mellon exercises reasonable care and acts in good faith in carrying out any such advice or opinion, or arising out of transactions or other activities of a Fund which occurred in their entirety prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY Mellon nor any BNY Mellon Affiliate for Losses for which BNY Mellon or any BNY Mellon

Affiliate is liable under the preceding sub-section 9(a). This indemnity shall be a continuing obligation of the Trust, each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any Losses arising from any one or more of the following:

I.
Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above (except with respect to delegates, agents or subcontractors of BNY Mellon under the circumstances described in Section 15(b) hereof or by or on behalf of a Fund);

II.	Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

III.
The method of valuation of the securities as recorded in the Funds’ valuation procedures and the method of computing each Fund’s net asset value, provided such Fund’s net asset value is computed in a manner consistent with the Fund’s valuation procedures; or

IV.	Any valuations of securities, other assets, or the net asset value provided by a Fund.
(c)    Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or its own counsel provided that BNY Mellon is not negligent and acts in good faith in carrying out any such opinion, shall be conclusively presumed to have been taken or omitted in good faith.
(d)    In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which a party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all material developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent which shall not be unreasonably withheld.
10.    Compensation.
For the services provided hereunder, each Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by each Fund and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNY Mellon to debit such Fund’s custody account for all amounts due and payable hereunder. BNY Mellon shall deliver to each Fund invoices for services rendered after debiting such Fund’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.
11.    Records; Visits.
(a)    The books and records pertaining to the Trust and each Fund which are in the possession or under the control of BNY Mellon, including all books and records kept and maintained pursuant to this Section, shall be the property of the Trust. BNY Mellon agrees to make all such books and records available for inspection by the Trust, the investment adviser to the Funds, and any duly authorized agent or service provider to the Funds upon reasonable request. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by BNY Mellon to the Trust or to an Authorized Person, at the Trust’s expense.
(b)    BNY Mellon shall keep and maintain on behalf of each Fund all books and records which such Fund and BNY Mellon are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act.

12.    Term of Agreement.
(a)    The term of this Agreement shall be one year commencing upon the date hereof (the “Initial

Term”) and shall automatically renew for additional one-year terms (each a “Subsequent Term”) unless either party provides written notice of termination at least ninety (90) days prior to the end of any one year term or, unless earlier terminated as provided below:

I.
Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the case of the Trust, its obligations under Section 9, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 30 days of receipt of such notice. In all cases, termination by the non‑defaulting party shall not constitute a waiver by the non‑defaulting party of any other rights it might have under this Agreement or otherwise against the defaulting party.

II.
The Trust may terminate this Agreement at any time upon ninety (90) days’ prior written notice. Should the Trust exercise its right to terminate, all reasonable out‑of‑pocket expenses associated with the movement of records and material will be borne by the Trust.

(b)    Termination for Cause. Notwithstanding Section 12(a) of this Agreement, the Trust, on behalf of one or more Funds, may terminate the services of BNY Mellon under this Agreement (A) by providing thirty (30) days’ written notice in the event that BNY Mellon (i) shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable standard of care set forth herein, the Trust shall have given written notice thereof, and such material failure shall not have been remedied to the reasonable satisfaction of the Trust within thirty (30) days after such written notice is received, or (ii) shall be indicted for a crime, shall commence any bankruptcy or insolvency proceeding or have such a proceeding initiated against it which shall not be dismissed within sixty (60) days, or shall suffer any other material adverse change in its condition, operations or professional reputation that is determined by the Trust in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Trust or one or more Funds, or (B) immediately in the event of an appointment of a conservator or receiver for BNY Mellon or any parent of BNY Mellon by a regulatory agency or court of competent jurisdiction.
(c)    Change of Control of BNY Mellon. BNY Mellon shall notify the Trust promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY Mellon or any parent of BNY Mellon. Notwithstanding Section 12(a) of this Agreement, this Agreement may be terminated by the Trust, on behalf of one or more Funds, upon at least sixty (60) days’ written notice following notice of execution of any such agreement.
(d)    Termination for Non-Ordinary Course Transaction. Notwithstanding Section 12(a) of this Agreement, this Agreement may be terminated by the Trust, on behalf of one or more Funds, upon written notice to BNY Mellon, in the event that the Trust’s Board of Trustees approves (i) the liquidation or dissolution of the Trust or applicable Fund, (ii) the merger or reorganization of the Trust or applicable Fund into, or the consolidation of the Trust or applicable Fund with, another entity, or (iii) the sale by the Trust or applicable Fund of all, or substantially all, of its/their assets to another entity.
(e)    Payment through Termination Date.     Upon termination of this Agreement pursuant to this Section 12 with respect to the Trust, on behalf of one or more Funds, the applicable Fund shall pay BNY Mellon its compensation due through the effective date of such termination (the “Termination Date”) and shall reimburse BNY Mellon for its reasonable costs, expenses and disbursements incurred through the Termination Date.
(f)    Separate Termination for Each Portfolio. Termination of this Agreement with respect to the coverage of any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.
(g)    Cooperation upon Termination. If a successor fund accounting agent for one or more Funds shall be appointed by the Trust’s Board of Trustees, BNY Mellon shall, upon termination and receipt of Instructions, deliver to such successor fund accounting agent, the records of the Trust and or the Fund as reasonably requested by the Trust. BNY Mellon also agrees to reasonably cooperate with the successor fund accounting agent and the Trust in the execution of such documents and the performance of such other necessary actions as may reasonably be requested by the successor fund accounting agent or the Trust in order to substitute the successor fund accounting agent for BNY Mellon, provided, however, that any special or unduly burdensome arrangements, and any expenses associated therewith, shall be subject to discussion by the parties.
(h)    Any termination of services under this Agreement shall not affect the rights and obligations of the parties under Sections 9 and 25 hereof.
13.    Additional Funds.
In the event that the Trust establishes one or more series of Shares in addition to the Funds listed on the Exhibit A, with respect to which it desires to have BNY Mellon render services as fund accounting agent under the terms hereof, it shall so notify BNY Mellon in writing, and if BNY Mellon agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

14.    Amendment.
This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Trust.
15.    Assignment; Subcontracting.
(a)    This Agreement shall extend to and shall be binding upon the parties hereto, and their respective permitted successors and assigns; provided, however, that this Agreement, nor any rights or obligations hereunder, shall not be assignable or delegable by the Trust without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Trust.
(b)     Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Funds ninety (90) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; and (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall require the prior written consent of the Trust. The Bank shall be liable for any losses arising out of, or in connection with, the actions or omissions of any unaffiliated third party if the Bank failed to act with good faith, reasonable care and prudence in the retention and monitoring of the third party. For other Losses associated with the acts or omissions of an unaffiliated third party, BNY Mellon will make good faith efforts to pursue, claim and recover Losses from any such unaffiliated third party and its liability shall limited to those amounts actually recovered.
16.    Governing Law; Consent to Jurisdiction.
This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.
17.    Consequential Damages.
In no event shall either party be liable to the other party for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees relating thereto) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder even if previously informed of the possibility of such damages and regardless of the form of action.
18.    Relationship of the Parties.
The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

19.    Severability.
In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances; provided that the obligation of the Trust to pay BNY Mellon is conditioned upon the provision of services specified or otherwise contemplated hereunder.
20.    No Waiver.
Each and every right granted to BNY Mellon or the Trust hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon or the Trust to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon or the Trust of any right preclude any other or future exercise thereof or the exercise of any other right.
21.    Notices.
All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at
Rydex ETF Trust
805 King Farm Boulevard, Suite 600
Rockville, MD 20850
Attention: Kevin Farragher

if to BNY Mellon, at
The Bank of New York Mellon
    One Wall Street
    New York, New York 10286
    Attention: Legal Dept. – Asset Servicing
or at such other place as may from time to time be designated in writing. If such notice or other communication is sent by first class mail, it shall be deemed to have been given three days after it has been mailed. If such notice or other communication is sent by facsimile, it shall be deemed to have been given immediately. If such notice or other communication is personally delivered, it shall be deemed to have been given on the day it is delivered.
22.    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.
23.    Force Majeure.
Further to Sections 6(n) and 6(o), in the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that upon the occurrence of any such event, the parties shall use commercially reasonable best efforts to mitigate such damages and/or resume performance as soon as practicable under the circumstances.
24.    Limitation of Liability of Trustees and Shareholders.
BNY Mellon acknowledges and agrees that any obligations or liabilities of the Trust or any Fund arising hereunder shall not be binding upon any of the shareholders, Trustees, officers, or employees of the Trust, as provided in its Declaration of Trust and that, to the extent the Trust’s Trustees are regarded as entering into this Agreement, they do so only as trustees and not individually.

25.    Several Obligations.
The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund, that BNY Mellon shall look solely to the property of the applicable Fund for the performance of any obligation or liability of such Fund, and the Funds have executed one instrument for convenience only.
26.    Confidentiality and Privacy.
BNY Mellon and the Trust agree that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority with jurisdiction over the subject matter of this Agreement or the parties hereto, each party will keep confidential all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party, including information pertaining to the Trust’s shareholders and the Funds’ portfolio holdings, which are exchanged, received or otherwise acquired pursuant to the negotiation or the carrying out of this Agreement and will not disclose the same to any person except at the written request or with the written consent of the Trust or as may be required by applicable law, administrative or judicial order or rule.
Notwithstanding the foregoing, information shall not be confidential information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; or (h) has been or is independently developed or obtained by the receiving party.
Without limiting the generality of the foregoing, BNY Mellon acknowledges and agrees that the Funds are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to BNY Mellon hereunder is made strictly under the conditions of confidentiality set forth in this Section 26 and solely for the purposes of the performance of accounting services hereunder, that any misuse of such information (including without limitation any disclosure to others by BNY Mellon or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding portfolio holdings of the Funds should be restricted to those persons needing such information in the course of the performance of duties hereunder, and that BNY Mellon shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such confidential information.
The Trust, each Fund, and BNY Mellon further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of BNY Mellon, the Trust, the Funds, or their agents and their successors and assigns.
BNY Mellon affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.
In case of any requests or demands for the inspection of confidential information of the Trust, BNY Mellon will, when permitted by law, promptly employ reasonable commercial efforts to notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. BNY Mellon reserves the right, however, to exhibit such information to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit such information to such person.
The parties acknowledge and agree that any breach or threatened breach of this Section would cause not only financial damage, but irreparable harm to the Funds, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach or threatened breach of this Section, the Trust and the Funds shall, in addition to all other rights and remedies they may have, be entitled to an injunction (without the necessity of posting any bond or surety) restraining disclosure or misuse, in whole or in part, of any confidential information.
27. Survival.
Section 9 (with respect to fees and expenses incurred prior to termination) and all provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.
28. Non-Solicitation.
During the term of this Agreement and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

By: /s/ Nikolaos Bonos
on behalf of the RYDEX ETF TRUST
Name: Nikolaos Bonos
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON

By: /s/ Timothy Driscoll
Name: Timothy Driscoll
Title: Vice President

EXHIBIT A
List of Funds

Name	Ticker Symbol
Guggenheim Russell Top 50® Mega Cap ETF	XLG
Guggenheim S&P 500 Equal Weight ETF	RSP
Guggenheim S&P 500 Pure Value ETF	RPV
Guggenheim S&P 500 Pure Growth ETF	RPG
Guggenheim S&P MidCap 400 Pure Value ETF	RFV
Guggenheim S&P MidCap 400 Pure Growth ETF	RFG
Guggenheim S&P SmallCap 600 Pure Value ETF	RZV
Guggenheim S&P SmallCap 600 Pure Growth ETF	RZG
Guggenheim S&P 500 Equal Weight Materials ETF	RTM
Guggenheim S&P 500 Equal Weight Industrials ETF	RGI
Guggenheim S&P 500 Equal Weight Technology ETF	RYT
Guggenheim S&P 500 Equal Weight Health Care ETF	RYH
Guggenheim S&P 500 Equal Weight Consumer Staples ETF	RHS
Guggenheim S&P® 500 Equal Weight Consumer Discretionary ETF	RCD
Guggenheim S&P 500 Equal Weight Energy ETF	RYE
Guggenheim S&P 500 Equal Weight Financial ETF	RYF
Guggenheim S&P 500 Equal Weight Utilities ETF	RYU
Guggenheim Russell 1000® Equal Weight ETF	EWRI
Guggenheim Russell 2000® Equal Weight ETF	EWRS
Guggenheim Russell MidCap® Equal Weight ETF	EWRM

EXHIBIT B
I,       [Name]                       , of Rydex ETF Trust, a Delaware statutory trust (the “Trust”), do hereby certify that:
The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________________, 201__, between the Fund and The Bank of New York Mellon.

Name	Position	Signature

A/75456395.2

SCHEDULE I
Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for each Fund:

▪	Journalize investment, capital share and income and expense activities;

▪	Maintain individual ledgers for investment securities;

▪	Maintain historical tax lots for each security;

▪
Reconcile cash and investment balances of each Fund with the Fund’s custodian and provide a Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;

▪	Calculate various contractual expenses;

▪	Calculate capital gains and losses;

▪	Calculate daily distribution rate per share;

▪	Determine net income;

▪
Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

▪
Compute net asset value and distribute such reports and statements to the Funds at _____ p.m. New York time and to Authorized Participants at _____ p.m. New York time, in each case by such means as BNY Mellon and the Fund may agree upon from time to time;

▪	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

▪	Compute yields and portfolio average dollar-weighted maturity as applicable; and

▪	Compute portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

PORTFOLIO COMPLIANCE SERVICES

BNY Mellon shall provide the following portfolio compliance services for each Fund:

▪
In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY Mellon in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance.

A/75456395.2

APPENDIX I

ELECTRONIC ACCESS SERVICES AGREEMENT

This Electronic Access Services Agreement (“EASA”) between The Bank of New York Mellon (“BNYM”) and ___________________ (“Client”) made this __ day of _________, 20__, sets forth terms and conditions by which BNYM will provide the Electronic Delivery Mechanism, as defined below, to Client and those of its Affiliates identified on Schedule A to this Agreement (on whose behalf Client is legally authorized to contract and bind).

1.    As used herein, “Electronic Delivery Mechanism” means the electronic mechanisms used by Client and its Authorized Users (e.g., BNYM Web Sites, Proprietary Software, related support services provided by Third Party Service Providers) through which BNYM provides to Client and its Authorized Users (a) Proprietary Information and Client Data, (b) other services set forth or referenced in an addendum to the EASA, if any, and (c) the support of those mechanisms. This EASA provides Client and its Authorized Users with read-only access to Proprietary Information and Client Data. Clients wishing to perform transactions through the Electronic Delivery Mechanism must execute a separate supplemental agreement covering such services.

Capitalized terms used herein and not otherwise defined shall be defined as set forth in the Electronic Access Terms and Conditions.

2.    The parties hereby incorporate by reference, as though fully set forth herein, the Electronic Access Terms and Conditions in effect as of the date of this EASA (“Electronic Access Terms and Conditions” or “EATC”). The Electronic Access Terms and Conditions can be found at the following website: http://workbench.mellon.com/public/TermsandConditions_12-01-09.pdf and can be provided upon the Client’s reasonable request.

3.    This EASA pertains to Electronic Delivery Mechanism only; other services provided by BNYM to Client shall be governed by separate agreements or by terms and conditions applicable to those services. Where there is any conflict between this EASA and any other agreement by and between Client and BNYM (inclusive of any predecessors) relating to Electronic Delivery Mechanism, the terms of this EASA shall prevail, unless expressly stated otherwise in such other agreement.

4.    The term of this EASA commences on the date set forth above and continues until terminated as provided herein or in the EATC. Either BNYM or Client may terminate this EASA upon sixty ((90) days written notice to the other party or as otherwise provided in the EATC.
5.    This EASA, the EATC and any other supplements or addenda specifically agreed upon by the parties to this EASA, contain the entire agreement between the parties relating to the Electronic Delivery Mechanism and the provision through such Electronic Delivery Mechanism of Proprietary Information and Client Data, and supersede all prior written or oral communications between the parties on this subject.

6.    If any provision of this EASA or the EATC is for any reason held to be invalid, illegal or unenforceable, the remaining provisions shall remain valid and enforceable, and the unenforceable provision shall be deemed to have been modified as appropriate to carry out, to the full extent possible, the intent of such provision.

7.    This EASA may be amended by the parties through a written notice by BNYM to the Client, together with written acceptance by the Client of such amendment to this EASA. This Agreement is not assignable by either party without the prior written consent of the other, except that BNYM may assign this EASA to any Affiliate of BNYM without such prior consent. In addition to being subject to BNYM’s approval, any proposed assignment of this EASA by Client may be subject to further licensing requirements of Information Providers and Client agrees to take appropriate actions with respect to any such requirements. Any assignment in violation of this provision shall be void. This EASA and the EATC shall be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

8.    This EASA is governed by and construed in accordance with the substantive laws of the State of New York without regard to its choice of law provisions. Each party waives the right to trial by jury in any action arising out of or relating to this EASA.

A/75456395.2

SCHEDULE A to APPENDIX I

Affiliates of Client